     As filed with the Securities and Exchange Commission on June 30, 2000

                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                          INSITE VISION INCORPORATED
           (Exact name of registrant as specified in its charter)

                                 ---------------

    DELAWARE                         2836                      94-3015807
(State or other          (Primary Standard Industrial       (I.R.S. Employer
 jurisdiction of          Classification Code Number)     Identification Number)
 incorporation or
  organization)

                               965 ATLANTIC AVENUE
                            ALAMEDA, CALIFORNIA 94501
                                 (510) 865-8800

          (Address, including zip code, and telephone number, including area code, of the Registrant's principal executive offices)

                                 ---------------

                         S. KUMAR CHANDRASEKARAN, PH.D.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           INSITE VISION INCORPORATED
                               965 ATLANTIC AVENUE
                            ALAMEDA, CALIFORNIA 94501
                                 (510) 865-8800

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                   COPIES TO:

                                 ---------------

                             TIMOTHY R. CURRY, ESQ.
                         Brobeck, Phleger & Harrison LLP
                              Two Embarcadero Place
                                 2200 Geng Road
                               Palo Alto, CA 94301
                                 (650) 424-0160

                                 ---------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED JUNE 30, 2000

                                4,857,097 SHARES

                           INSITE VISION INCORPORATED

                                  COMMON STOCK

                                 ---------------

         This prospectus relates to the public offering, which is not being underwritten, of 4,857,097 shares of our common stock, which is held by some of our current stockholders.

         The prices at which these selling stockholders may sell their shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on The American Stock Exchange under the symbol "ISV." On June 28, 2000, the last sale price for our common stock as quoted on The American Stock Exchange was $4.31 per share.

                                 ---------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                 ---------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                                 ---------------


================================================================================

                  The date of this Prospectus is _______, 2000

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us, by any Selling Stockholders or by any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of our common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that the information contained in this prospectus is correct as of any date subsequent to the date of this prospectus.

                              AVAILABLE INFORMATION

         This prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by us with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. For further information with respect to us and our common stock offered by this prospectus, reference is made by this prospectus to such Registration Statement, exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities of the Commission described below, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Furthermore, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. This Web site is located at http://www.sec.gov. Our common stock is quoted on The American Stock Exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents or portions of documents filed by us (File No. 0-22332) with the Commission are incorporated in this prospectus by reference:
(a) our Annual Report on Form 10-K for the year ended December 31, 1999; (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; (c) our Definitive Proxy Statement dated May 1, 2000 filed in connection with our 2000 Annual Meeting of Stockholders held June 12, 2000; and (d) the description of our common stock contained in our Registration Statement on Form 8-A, as amended, filed with the Commission on August 27, 1993, including any amendments or reports filed for the purpose of updating such description.


         All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this prospectus have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


         We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in

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
this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501, telephone (510) 865-8800, Attn: S. Kumar Chandrasekaran, Ph.D., Chairman of the Board, President and Chief Executive Officer.

                                 ---------------

                           INSITE VISION INCORPORATED

         The following information is qualified in its entirety by the more detailed information and financial statements, including notes to such information and financial statements, appearing elsewhere in this prospectus or incorporated by reference in this prospectus. This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth elsewhere in this prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

         We are an ophthalmic product development company focused on genetic research for diagnosis and prognosis of glaucoma and the development of treatment products for opthalmic diseases using our proprietary DuraSite(R) technology.

         We are focusing our research and development on (i) expansion of the ISV-900 technology for the prognosis, diagnosis and management of glaucoma, (ii) providing on-going technical support to Pharmacia & Upjohn for ISV-205 for the treatment of inflammation and the prevention and treatment of glaucoma, (iii) ISV-615 for the treatment of diabetic retinopathy and macular degeneration, (iv) ISV-014, a retinal drug delivery device, and (v) evaluation and development of several antibiotics not currently used in ophthalmics.

         We are collaborating with several academic researchers to develop new diagnostic tools for both primary congenital glaucoma and primary open angle glaucoma. Primary congenital glaucoma is an inherited eye disorder and is one of the leading causes of blindness and visual impairment affecting infants. A gene-based diagnostic kit may allow early detection of the disease before considerable irreversible damage has occurred and may improve the ability to treat it successfully. Primary open angle glaucoma usually affects people over the age of forty. Current glaucoma tests are generally unable to detect the disease before substantial damage to the optic nerve has occurred. Gene-based tests may make it possible to identify patients at risk and initiate treatment before permanent optic nerve damage and vision loss occurs.

         Our glaucoma genetics program, which is being carried out in collaboration with academic researchers, is focused on discovering genes that are associated with glaucoma, and the mutations on these genes that cause the disease. This genetic information then may be applied to develop new glaucoma diagnostic, prognostic and management tools. To date, our academic collaborators have identified genes associated with primary open-angle glaucoma (the most prevalent form of the disease in adults), juvenile glaucoma and primary congenital glaucoma. We have developed a diagnostic/prognostic technology, ISV-900, which may be capable of identifying multiple glaucoma genetic markers from a single sample, and have licensed ISV-900 to Pharmacia & Upjohn in November 1999.

         Another result of the glaucoma genetics research has been the development of the ISV-205 product candidate. This DuraSite formulation contains a drug that has been shown in cell and organ culture systems to inhibit the production of a protein that appears to cause glaucoma. In January 1999, we entered into a transaction that granted Pharmacia & Upjohn an exclusive worldwide license for ISV-205 for the treatment of glaucoma. In June 1999, we announced positive results from our Phase II trial of ISV-205. Pharmacia has assumed continued development of the product with our continued technical support.

         Our DuraSite delivery system is a patented eyedrop formulation comprising a cross-linked carboxyl-containing polymer which incorporates the drug to be delivered to the eye. The formulation is instilled in the cul-de-sac of the eye as a small volume eyedrop and remains in the eye for up to several hours during which time the active drug ingredient is gradually released. This increased residence time is designed to permit lower concentrations of a drug to be administered over a longer period of time, thereby minimizing the inconvenience of frequent dosing and reducing potential related adverse side effects. Eyedrops delivered in the DuraSite system contrast to conventional eyedrops which typically only last a few minutes in the eye, thus requiring delivery of a highly concentrated burst of drug and frequent administration to sustain therapeutic levels. DuraSite can be customized to deliver a variety of compounds with a broad range of molecular weights and other properties.

         Our executive offices are located at 965 Atlantic Avenue, Alameda, California 94501 and our telephone number is (510) 865-8800. InSite Vision Limited, a United Kingdom corporation, is our wholly-owned subsidiary.

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
         InSite, InSite Vision Incorporated, the InSite Vision Incorporated logo, InSite Vision Limited, DuraSite, AquaSite(TM), MethaSite(TM), PilaSite(R), BetaSite(R) and ToPreSite(TM) are our trademarks. All other brand names or trademarks appearing or incorporated by reference in this Prospectus are the property of their respective holders.

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
                                  RISK FACTORS

         The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this prospectus before purchasing the shares of our common stock offered hereby. In addition to the historical information contained herein, the discussion in this prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include those discussed below as well as those cautionary statements and other factors set forth elsewhere herein.

IT IS DIFFICULT TO EVALUATE OUR BUSINESS BECAUSE WE ARE IN AN EARLY STAGE OF DEVELOPMENT AND OUR TECHNOLOGY IS UNTESTED

         We are in an early stage of developing our business. We are currently only receiving a small amount of royalties from the sale of one of our products, an over-the-counter, or OTC, dry eye treatment. Before regulatory authorities will grant us marketing approval, we will need to conduct significant additional research and development and preclinical and clinical testing. All of our products are subject to risks that are inherent to products based upon new technologies. These risks include the risks that our products:

         -   will be found to be unsafe or ineffective;
         - will fail to receive necessary marketing clearance from regulatory authorities;
         - even if safe and effective, will be too difficult to manufacture or market;
         - will be unmarketable due to the proprietary rights of third parties; or
         - will not be able to compete with superior, equivalent or more cost-effective products offered by competitors.

Therefore, we cannot guarantee that our research and development activities will result in any commercially viable products.

WE WILL REQUIRE SIGNIFICANT ADDITIONAL FUNDING FOR OUR CAPITAL REQUIREMENTS AND WE MAY HAVE DIFFICULTY RAISING ADDITIONAL FUNDING

         We will require substantial additional funding to develop and conduct testing on our potential products. We will also require additional funding to manufacture and market any products which we do develop. Our future capital requirements will depend upon many factors, including:

         -   the progress of our research and development programs;
         -   the progress of preclinical and clinical testing;
         -   our ability to establish additional corporate partnerships to develop, manufacture and market our potential products;
         -   the time and cost involved in obtaining regulatory approvals;
         - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;
         -   competing technological and market developments;
         -   changes in our existing collaborative and licensing relationships;
             and
         -   the purchase of additional capital equipment.

         In addition, as part of the ISV-900 licensing activities, we received a $5 million up front licensing fee from Pharmacia & Upjohn. The University of California, or UC, Regents have alleged that they are entitled to receive up to $2.5 million of this payment under the terms of the August 1994 license agreement between us and the UC Regents. We dispute this allegation and the parties are currently discussing a resolution to this conflict. We cannot assure you that we will be able to settle this dispute on acceptable terms or at all and our failure to prevail in this negotiation could significantly increase our future capital requirements and could significantly harm our business

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

and financial condition. In addition, any litigation that results from this dispute, even if successful, could result in substantial cost to, and diversion of effort by, us and could harm our business and financial condition.

         We are currently seeking additional funding through public or private equity or debt financing, collaborative or other arrangements, and from other sources. We cannot be certain that we will be able to secure additional funding from these sources, or that such funding will be on terms acceptable to us. If we fail to secure additional funding upon acceptable terms, our business will be harmed.

         If we raise additional funds by issuing equity securities, our stockholders will suffer substantial dilution. However, if we cannot raise additional funding, we may be required to delay, scale back or eliminate one or more of our research, discovery or development programs, or scale back or cease operations altogether. In addition, the failure to raise additional funding may force us to enter into agreements with third parties on terms which are disadvantageous to us, which may, among other things, require us to relinquish rights to our technologies, products or potential products.

WE HAVE A HISTORY OF OPERATING LOSSES AND WE EXPECT TO CONTINUE TO HAVE LOSSES IN THE FUTURE

         We have incurred significant operating losses since our inception in 1986. As of March 31, 2000, our accumulated deficit was approximately $85.5 million. Although we achieved profitability in 1999, we expect to incur net losses for the foreseeable future or until we are able to achieve significant royalties from sales of our licensed products.

         Our ability to achieve significant revenue or profitability depends upon our ability, alone or with third parties, to successfully develop our potential products, conduct clinical trials, obtain required regulatory approvals and successfully manufacture and market our products. We cannot be certain that we will ever achieve or be able to maintain significant revenue or profitability.

WE RELY ON THIRD PARTIES TO DEVELOP, MARKET AND SELL OUR PRODUCTS

         We have not established a dedicated sales and marketing organization. Therefore, if we are to successfully commercialize our product candidates, we will be required to enter into arrangements with one or more third parties that will:

         -   provide for Phase III clinical testing;
         - provide for commercial scale up and manufacture of our potential products;
         - obtain or assist us in other activities associated with obtaining regulatory approvals for our product candidates; and
         -   and sell our products, if they are approved.

         There can be no assurance that we will be able to enter into such arrangements on acceptable terms, if at all. If we are not successful in concluding such arrangements, we may be required to establish our own sales and marketing organization, although we have no experience in sales, marketing or distribution. We cannot be certain we would be able to build such a marketing staff or sales force, or that our sales and marketing efforts will be cost-effective or successful.

         Our strategy for research, development and commercialization of certain of our products requires us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others. Furthermore, we are dependent on the diligent efforts and subsequent success of these outside parties in performing their responsibilities.

         We are dependent upon British Biotech for the supply of batimastat, the active drugs incorporated into our ISV-615 product candidate. British Biotech has discontinued clinical testing of batimastat and informed us that it will no longer manufacture the product. We and British Biotech are in negotiations on a new licensing agreement related to batimastat that provides for continued supply of the drug. If our licensing efforts are unsuccessful we may have no source of ongoing raw materials for ISV-615. If this turns out to be true, our business may be harmed.

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

         We cannot be certain that, even if regulatory approvals are obtained, our products will be marketed diligently or successfully by our partners, or that we will be able to conclude arrangements with other companies to support the commercialization of other products on acceptable terms, if at all.

         In addition, we cannot be certain our collaborators will not take the position that they are free to compete using our technology without compensating or entering into agreements with us. Furthermore, we cannot be certain our collaborators will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors, as a means for developing treatments for the diseases or disorders targeted by these collaborative programs.

         We plan to market and sell products through arrangements with third parties with expertise in the ophthalmic drug or diagnostic industries. There can be no assurance that we will be able to enter into such arrangements on acceptable terms, if at all. If we are not successful in concluding such arrangements, we may be required to establish our own sales and marketing organization, although we have no experience in sales, marketing or distribution. We cannot be certain we would be able to build such a marketing staff or sales force, or that our sales and marketing efforts will be cost-effective or successful. To the extent we have entered into or will enter into co-marketing, co-promotion or other licensing arrangements for the marketing and sale of our products, any revenues received by us will be dependent on the efforts of third parties, such as CIBA Vision, Pharmacia & Upjohn and Bausch & Lomb. We cannot be certain that these partners will diligently or successfully market our products or that such efforts will be successful.

OUR BUSINESS DEPENDS UPON OUR PROPRIETARY RIGHTS, AND WE MAY NOT BE ABLE TO ADEQUATELY PROTECT, ENFORCE OR SECURE OUR INTELLECTUAL PROPERTY RIGHTS

         Our success will depend in large part on our ability to obtain patents, protect trade secrets, obtain and maintain rights to technology developed by others, and operate without infringing upon the proprietary rights of others. A substantial number of patents in the field of ophthalmology and genetics have been issued to pharmaceutical, biotechnology and biopharmaceutical companies. Moreover, competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with ours. We cannot be certain that our patent applications will be approved, that we will develop additional proprietary products that are patentable, that any issued patents will provide us with adequate protection for our inventions or will not be challenged by others, or that the patents of others will not impair our ability to commercialize our products. The patent positions of firms in the pharmaceutical and genetic industries generally are highly uncertain, involve complex legal and factual questions, and have recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical and genetic patents. Despite our efforts to protect our proprietary rights, we cannot be certain others will not independently develop similar products, duplicate any of our products or design around any of our patents or that third parties from which we have licensed or otherwise obtained technology will not attempt to terminate or scale back our rights.

         A number of pharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflicts could limit the scope of the patents, if any, we may be able to obtain or result in the denial of our patent applications. In addition, if patents that cover our activities have been or are issued to other companies, there can be no assurance that we will be able to obtain licenses to these patents, at all, or at a reasonable cost, or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays or be precluded from introducing products to the market.

         Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to us or to protect trade secrets or know-how owned or licensed by us. Such litigation could result in substantial cost to and diversion of effort by us, all of which may harm our business. We have also agreed to indemnify our licensees, including Pharmacia, against infringement claims by third parties related to our technology, which could result in additional litigation costs and liability, which could harm our business. In addition, we cannot be certain our efforts to protect or defend our proprietary rights will be successful or, even if successful, will not result in substantial cost to us.

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

         We also depend upon unpatented trade secrets to maintain our competitive position. We cannot be certain others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, that such trade secrets will not be disclosed or that we can effectively protect our rights to unpatented trade secrets. To the extent that we or our consultants or research collaborators use intellectual property owned by others in their work for us, disputes also may arise as to the rights in related or resulting know-how and inventions.

IF WE ENGAGE IN ACQUISITIONS, WE WILL INCUR A VARIETY OF COSTS, AND THE ANTICIPATED BENEFITS OF THE ACQUISITION MAY NEVER BE REALIZED

         At some point in the future, we may pursue acquisitions of companies, product lines, technologies or businesses that our management believes are complementary or otherwise beneficial to us. In the event that such an acquisition does occur, we cannot be certain how such acquisitions will affect our business. Future acquisitions may result in substantial dilution to our stockholders, the incurrence of additional debt and amortization expenses related to goodwill, research and development and other intangible assets, all of which could harm our business. In addition, acquisitions would involve several risks for us, including:

         - assimilating employees, operations, technologies and products from the acquired companies with our existing employees, operation, technologies and products;
         - diverting our management's attention from day-to-day operation of our business;
         -   entering markets in which we have no or limited direct experience;
             and
         -   potentially losing key employees from the acquired companies.

WE HAVE NO EXPERIENCE IN COMMERCIAL MANUFACTURING AND WE RELY ON A SOLE SOURCE FOR CERTAIN RAW MATERIALS

         We have no experience manufacturing products for commercial purposes. We have a pilot facility licensed by the State of California to manufacture certain of our products for Phase I and Phase II clinical trials. In July 1999, we terminated our alliance under which Bausch & Lomb agreed to manufacture our products. Should we encounter delays or difficulties in establishing and maintaining a relationship with other qualified manufacturers to produce, package and distribute our finished products, then clinical trials, regulatory filings, market introduction and subsequent sales of our products will be harmed.

         Contract manufacturers must adhere to Good Manufacturing Practices, or GMP, regulations which are strictly enforced by the Federal Drug Administration, or FDA, on an ongoing basis through its facilities inspection program. Contract manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve a New Drug Application, or NDA. Certain material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. We cannot be certain the FDA or other regulatory agencies will approve the process or the facilities by which any of our products may be manufactured. Our dependence on third parties for manufacture of products may harm our ability to develop and deliver products on a timely and competitive basis. Should we be required to manufacture products ourselves, we:

         - will be required to expend significant amounts of capital to install a manufacturing capability;
         -   will be subject to the regulatory requirements described above;
         - will be subject to similar risks regarding delays or difficulties encountered in manufacturing any such products; and
         -   will require substantial additional capital.

         We cannot be certain we will be able to manufacture any products successfully or in a cost-effective manner. In addition, certain of the raw materials we use in formulating our DuraSite drug delivery system are available from only one source. Any significant interruption in the supply of these raw materials could delay our clinical trials, product development or product sales and could harm our business.

OUR PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATIONS AND APPROVAL

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

         FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon preclinical and clinical testing, manufacturing and marketing of pharmaceutical products. Lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon our activities. We cannot be certain the FDA or any other regulatory agency will grant approval for any products we develop on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even after we have obtained regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Moreover, the FDA has recently reduced previous restrictions on the marketing, sale and prescription of products for indications other than those specifically approved by the FDA. Accordingly, even if we receive FDA approval of a product for certain indicated uses, our competitors, including our collaborators, could market products for such indications even if such products have not been specifically approved for such indications. Delay in obtaining or failure to obtain regulatory approvals would harm our business.

         The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of our potential products. Moreover, increased attention to the containment of health care costs in the U.S. could result in new government regulations that could harm our business. We cannot predict the likelihood of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad. See "Risk Factors -- We face risks from the uncertainties of pricing and other regulation".

WE COMPETE IN HIGHLY COMPETITIVE MARKETS

         Our success depends upon developing and maintaining a competitive position in the development of products and technologies in our areas of focus. We have many competitors in the U.S. and abroad, including pharmaceutical, biotechnology and other companies with varying resources and degrees of concentration in the ophthalmic market. Our competitors may have existing products or products under development which may be technically superior to ours or which may be less costly or more acceptable to the market. Competition from such companies is intense and expected to increase as new products enter the market and new technologies become available. Many of our competitors have substantially greater financial, technical, marketing, manufacturing and human resources. In addition, they may also succeed in developing technologies and products that are more effective, safer, less expensive or otherwise more commercially acceptable than any which we have or will develop. Our competitors may obtain cost advantages, patent protection or other intellectual property rights that would block or limit our ability to develop our potential products, or may obtain regulatory approval for commercialization of their products more effectively or rapidly than we will. To the extent we decide to manufacture and market our products by ourselves, we will also compete with respect to manufacturing efficiency and marketing capabilities, areas in which we have limited or no experience.

WE ARE DEPENDENT UPON KEY EMPLOYEES AND WE MAY NOT BE ABLE TO RETAIN OR ATTRACT NEW KEY EMPLOYEES

         We are highly dependent on Dr. Chandrasekaran and other principal members of our scientific and management staff, the loss of whose services might significantly delay the achievement of planned development objectives. Furthermore, recruiting and retaining qualified personnel will be critical to our success. Competition for skilled individuals in the biotechnology business is highly intense, and we cannot be certain we will be able to continue to attract and retain personnel necessary for the development of our business. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could harm our business.

OUR INSURANCE COVERAGE MAY NOT ADEQUATELY COVER OUR POTENTIAL PRODUCT LIABILITY EXPOSURE

         We are exposed to potential product liability risks inherent in the development, testing, manufacturing, marketing and sale of human therapeutic products. Product liability insurance for the pharmaceutical industry is generally expensive. We cannot be certain that our present product liability insurance coverage is adequate. Such existing coverage will not be adequate as we further develop our products, and we cannot be certain that adequate insurance coverage against potential claims will be available in sufficient amounts or at a reasonable cost.

WE ARE SUBJECT TO UNCERTAINTIES REGARDING HEALTH CARE REFORM AND THIRD-PARTY REIMBURSEMENT

         Our business may be harmed by the continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets the pricing or profitability of health care products is subject to government control. In the U.S., there have been, and we expect there will continue to be, a number of federal and state proposals to implement similar government control. While we cannot predict whether any such legislative or regulatory proposals or reforms will be adopted, the announcement of such proposals or reforms could harm our business, including our ability to raise capital or form collaborations. The adoption of such proposals or reforms could further harm our business.

         In addition, in the U.S. and elsewhere, sales of health care products are dependent in part on the availability of reimbursement from third party payers, such as government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third party payers are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to the market, we cannot be certain that reimbursement from third party payers will be available or will be sufficient to allow us to sell our products on a competitive or profitable basis.

WE USE HAZARDOUS MATERIALS WHICH MAY POSE ENVIRONMENTAL RISKS AND LIABILITIES

         Our research, development and manufacturing processes involve the controlled use of small amounts of radioactive and other hazardous materials. We are subject to federal, state and local laws, regulations and policies governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. Moreover, we may be required to incur significant costs to comply with environmental laws and regulations, especially to the extent that we manufacture our own products.

OUR OFFICERS AND DIRECTORS WILL BE ABLE TO EXERT SIGNIFICANT CONTROL ON OUR COMPANY

         As of March 31, 2000, our management and principal stockholders together beneficially owned approximately 19% of our outstanding shares of common stock. As a result, these stockholders, acting together, may be able to effectively control all matters requiring approval by our stockholders, including the election of a majority of our directors and the approval of business combinations.

THE PRICE OF OUR COMMON STOCK IS VOLATILE

         The market prices for securities of biopharmaceutical and biotechnology companies, including ours, have been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, future announcements concerning InSite, our competitors or other biopharmaceutical companies, including the results of testing and clinical trials, technological innovations or new therapeutic products, governmental regulation, developments in patent or other proprietary rights, litigation or public concern as to the safety of products developed by us or others and general market conditions, may have a significant effect on the market price of our common stock. We have not paid any cash dividends on our common stock, and we do not anticipate paying any dividends in the foreseeable future.

WE HAVE ADOPTED AND ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY

         Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of InSite. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. The board of directors has the authority to issue up to 5,000,000 shares of preferred stock, 7,070 of which have been designated as Series A Convertible Redeemable Preferred Stock. Furthermore, the board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the remaining unissued shares of preferred stock without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares and of preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Certain provisions of Delaware law applicable to us could also delay or make more difficult a merger, tender offer or proxy contest involving us, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

WE HAVE CONVERTIBLE, REDEEMABLE SECURITIES THAT MAY RESULT IN DILUTION FOR OUR COMMON STOCKHOLDERS

         Sales of shares of common stock issuable upon conversion of our Series A Convertible Redeemable Preferred Stock could adversely affect the market value of the common stock, depending upon the timing of such sales, and may effect a dilution of the book value per share of our common stock.

         As of March 31, 2000, warrants for 70 shares of Series A Convertible Redeemable Preferred Stock were issued and outstanding. The actual number of shares of common stock issuable upon exercise and conversion of the warrants for outstanding Series A Convertible Redeemable Preferred Stock will equal:

                   (i) the aggregate stated value of the Series A Convertible Redeemable Preferred Stock then being converted ($1,000 per share) plus a premium in the amount of 6% per annum accruing from September 12, 1997 through the date of conversion, divided by

                  (ii) a conversion price equal to the lower of $2.127 or the product of the average of the lowest closing bid prices for our common stock for any 5 trading days during the 22 consecutive trading day period immediately preceding the date of conversion, subject to adjustment in accordance with the terms of the Certificate of Designations, Preferences and Rights for the Series A Convertible Redeemable Preferred Stock, multiplied by a conversion percentage equal to 82.5%.

For a complete description of the relative rights, preferences, privileges, powers and restrictions of the Series A Convertible Redeemable Preferred Stock, see the Certificate of Designations, Preferences and Rights attached as Exhibit
4.1 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on September 29, 1997. Depending on market conditions at the time of conversion, the number of shares of common stock issuable could increase significantly in the event of a decrease in the trading price of the common stock. Investors in common stock could therefore experience a dilution upon conversion of the Series A Convertible Redeemable Preferred Stock. In addition, in the event that the holder of the warrant for Series A Convertible Redeemable Preferred Stock is unable to convert any such securities into common stock, the holder may cause us to redeem in cash any such Series A Convertible Redeemable Preferred Stock that cannot be so converted. In the event that we fail to so redeem such shares, the holder of the Series A Convertible Redeemable Preferred Stock is entitled to additional remedies as set forth in the Certificate of Designations, Preferences and Rights.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information, as of the date of this prospectus, with respect to the number of shares of our common stock owned by each of the Selling Stockholders. The shares of our common stock being offered by this prospectus (the "Shares") are being registered to permit public secondary trading of the Shares, and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution." None of the Selling Stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the Shares or other of our securities. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares of which we are aware, no estimate can be given as to the amount of shares of our common stock that will be held by the Selling Stockholders after completion of this offering. Except as indicated in the notes to the table below, no Selling Stockholder beneficially owns 1% or more of the outstanding shares of our common stock.



         The Shares being offered by this prospectus by the Selling
Stockholders were purchased, or may be acquired through the exercise of warrants acquired, in a private placement of our securities pursuant to a Stock and Warrant Purchase Agreement, dated as of May 1, 2000 (the "Agreement"). As part of the Agreement, accredited investors acquired 3,349,722 shares of our common stock. For every one hundred shares of our common stock purchased by an investor, the investor also received a warrant to acquire an additional 35 shares of our common stock. The warrants will be exercisable commencing November 1, 2000 and will be reduced on a share-for-share basis to the extent that an investor sells our common stock or other of our securities during the six month period between May 1, 2000 and November 1, 2000. Furthermore, we may redeem the warrants for a price of $0.01 per warrant if the weighted average closing price per share of our common stock has been at least $8.35 for ten consecutive trading days. The shares issued under the Agreement were offered through a placement agent, AmeriCal Securities, Inc., for which services we paid to the placement agent a fee of $926,514.43 and a warrant to acquire 334,972 shares of our common stock. This prospectus covers the resale by the Selling Stockholders of up to 4,857,097 Shares, which includes the number of shares of our common stock underlying the warrants issued pursuant to the Agreement and to the placement agent.


         Each Selling Stockholder that purchased Shares pursuant to the Agreement represented to us that it was acquiring the Shares for investment and with no present intention of distributing the Shares. Pursuant to the Selling Stockholders' registration rights set forth in the Agreement, we have filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the resale of the Shares from time to time on The American Stock Exchange or in privately-negotiated transactions and have agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the earlier of May 1, 2002 or the date on which the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

         The Shares covered by this prospectus may be offered from time to time by the Selling Stockholders named below:

                                          NUMBER OF SHARES
                                           BENEFICIALLY      NUMBER OF SHARES
   NAME OF SELLING STOCKHOLDER              OWNED (1)(2)       BEING OFFERED (3)
--------------------------------------    ----------------   ----------------
Piping & Co. (Capital Research and
Management Company) (4)                       1,235,250           1,235,250

Band & Co.                                    194,011             194,011

Apollo Medical Partners (5)                   405,000             405,000

Brandon Fradd                                 135,000             135,000

Bernard McDermott, Jr.                         64,670              64,670

Bernard McDermott, Jr. - Roth IRA              64,670              64,670

Joyce McDermott - Roth IRA                     64,670              64,670

Active Site Partners                           64,670              64,670

A. Salam Qureishi                              64,670              64,670


                                          NUMBER OF SHARES
                                           BENEFICIALLY      NUMBER OF SHARES
   NAME OF SELLING STOCKHOLDER              OWNED (1)(2)       BEING OFFERED(3)
--------------------------------------    ----------------   ----------------
Charles Duck, Jr.                              32,335              32,335

Michael K. Yap                                 16,168              16,168

Nancy & Chris Berg JTWROS                      32,335              32,335

The Leonard and Dena Oppenheim Revocable       64,670              64,670
Trust dated Jan. 6, 2000

Claire Engelberg                               24,251              24,251

Marc Adam Gelman & Ingrid E. Gelman            24,251              24,251

John Hillsman                                  16,168              16,168

Joseph Feinstein                               16,168              16,168

Jacob Feinstein Trust                          16,168              16,168

Richard F. Gaston                              32,335              32,335

Winston T. Van                                129,341             129,341

Dr. Leonard H. Cohen - IRA Rollover            16,168              16,168

Victor Breeze LTD.                             64,670              64,670

John Chuang                                    16,168              16,168

Nelson Capital Corporation                    145,508             145,508

Hofund Holdings Limited                        80,838              80,838

Clarion Partners, L.P.                        109,940             109,940

Clarion Offshore Fund                          51,736              51,736

Clarion Capital Corporation                   161,676             161,676

Permal U.S. Opportunities Limited              80,838              80,838

Daniel S. Calder                               16,168              16,168

Patriot Group                                  19,401              19,401

Allan Fishbein, M.D.                           32,335              32,335

Redwood Regional Medical Group                 16,168              16,168

Charles Engelberg                              32,335              32,335

Marksman Partners, L.P.                        48,503              48,503

Kenneth S. Yamamoto MD Target Benefit          16,168              16,168
Pension Plan

Herbert C.V. Feinstein                         16,168              16,168

Kronos Inc.                                    32,335              32,335

Jessica H. Pell                                32,335              32,335


                                          NUMBER OF SHARES
                                           BENEFICIALLY      NUMBER OF SHARES
   NAME OF SELLING STOCKHOLDER              OWNED (1)(2)       BEING OFFERED(3)
--------------------------------------    ----------------   ----------------
Candice N. Pell                                32,335              32,335

Kahan Family Trust                             40,419              40,419

Veron International Ltd.                      242,514             242,514

Petros Capital                                270,000             270,000

Baum Revocable Trust Dated 3/6/87              16,168              16,168

Stephen Yost                                   16,168              16,168

Sanford J. Colen - IRA Rollover                24,251              24,251

Sanford Colen                                  24,251              24,251

Joseph N. Katz - IRA Rollover                  48,503              48,503

Daniel Katz - IRA Rollover                     48,503              48,503

Kevin Chessen                                  16,168              16,168

Richard A. Bordow                              19,401              19,401

Michael Powers                                 21,017              21,017

James R. Christensen                           16,168              16,168

Charles B. Engelberg (6)(7)                   334,972             334,972

Total...................................... 4,857,097           4,857,097


---------------
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities; provided, however, that the shares underlying warrants (as described in footnote 2 below) are not exercisable within 60 days, will not be exercisable until November 1, 2000 and will not be beneficially owned within the rules of the Securities and Exchange Commission until September 2, 2000.

(2) Represents issued and outstanding shares of our common stock (74.074% of the shares listed as beneficially owned) and shares underlying unexercised warrants to acquire our common stock at price per share of $5.64 (25.926% of the shares listed as beneficially owned).

(3) This Registration Statement shall also cover any additional shares of our common stock which become issuable in connection with the Shares registered for sale under this prospectus by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(4) Based on 24,625,907 shares of our common stock outstanding as of May 30, 2000, the beneficial ownership of Piping & Co. (Capital Research) represented approximately 3.72% of our outstanding shares of common stock. Shares of our common stock subject to warrants currently exercisable or exercisable within 60 days of May 30, 2000 are deemed outstanding for computing the percentage of the person holding such warrant but are not deemed outstanding for computing the percentage of any other person.

(5) Based on 24,625,907 shares of our common stock outstanding as of May 30, 2000, the beneficial ownership of Apollo Medical Partners represented approximately 1.22% of our outstanding shares of common stock. Shares of our common stock subject to warrants currently exercisable or exercisable within 60 days of May 30, 2000 are deemed outstanding for computing the percentage of the person holding such warrant but are not deemed outstanding for computing the percentage of any other person.


(6) Based on 24,625,907 shares of our common stock outstanding as of May 30, 2000, the beneficial ownership of Charles B. Engelberg represented approximately 1.34% of our outstanding shares of common stock. Shares of our common stock subject to warrants currently exercisable or exercisable within 60 days of May 30, 2000 are deemed outstanding for computing the percentage of the person holding such warrant but are not deemed outstanding for computing the percentage of any other person.


(7) AmeriCal Securities, of which Charles B. Engelberg is the Director of Corporate Finance, acted as placement agent for the issuance of the securities being offered by this prospectus and received as part of its compensation a warrant to acquire 334,972 Shares at an exercise price per share of $5.01. Americal instructed us to issue the warrant in Mr. Engelberg's name.

                              PLAN OF DISTRIBUTION

         The Shares are being offered on behalf of the Selling Stockholders, and we will not receive any proceeds from the offering. The Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected in one or more of the following methods:

           - ordinary brokers' transactions, which may include long or short sales;

           - transactions involving cross or block trades or otherwise on The American Stock Exchange;

           - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

           - "at the market" to or through market makers or into an existing market for the Shares;

           - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

           - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or

           - any combination of the above methods, or by any other legally available means.


         In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this prospectus.


         Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both, which compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The Selling Stockholders and any broker-dealers who act in connection with the sale of Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any Selling Stockholder can presently estimate the amount of such compensation. We know of no existing arrangements between any Selling Stockholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

         We will pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have also agreed to indemnify certain of the Selling Stockholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

         We have undertaken to keep a registration statement of which this prospectus constitutes a part effective until the earlier of May 1, 2002 or the date on which the Shares are no longer required to be registered for the sale of the shares by the Selling Stockholders. After such period, if we choose not to maintain the effectiveness of the registration statement of which this Prospectus constitutes a part, the securities offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act or pursuant to an effective registration statement under the Securities Act.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report (Form 10-K) for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. INFORMATION CONTAINED ON INSITE VISION'S WEB SITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                                 ---------------

                                TABLE OF CONTENTS

                                                              PAGE
                                                              ----
              Available Information.............................2
              Incorporation of Certain Documents by
              Reference.........................................2
              InSite Vision Incorporated........................4
              Risk Factors......................................6
              Selling Stockholders.............................13
              Plan of Distribution.............................16
              Legal Matters....................................16
              Experts..........................................16


                                4,857,097 SHARES

                                  INSITE VISION
                                  INCORPORATED



                                  COMMON STOCK


                                 ---------------

                                   PROSPECTUS

                                 ---------------




                                 _____, 2000

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

         SEC registration fee.............................    $ 4,768
         Accounting fees and expenses........................   5,000
         Legal fees and expenses.............................  10,000
         Printing and engraving expenses.....................   1,500
         Miscellaneous fees and expenses.....................   3,732
                                                              -------

                 Total....................................... $25,000
                                                              =======

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Registrant's Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant has entered into indemnification agreements with all of its officers and directors, as permitted by the DGCL.

ITEM 16       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

              The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

              (a) Exhibits


Exhibit
Number      Description
--------    --------------------------------------------------------------------
5.1(1)      Opinion of Brobeck, Phleger & Harrison LLP.

10.1(1)     Form of Stock and Warrant Purchase Agreement, dated May 1, 2000, by and among Registrant and the Purchasers.

23.1(1)     Consent of Ernst & Young LLP, Independent Auditors.

23.2(1)     Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).

24.1(1)     Power of Attorney (included in Part II of this Registration
               Statement under the caption "Signatures").


--------------------
(1)   Filed previously.


              (b) Financial Statement Schedules

              No financial statement schedules are included because they are not required or the required information is included in the financial statements or notes thereto.

ITEM 17.      UNDERTAKINGS.

              The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and
(ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              The undersigned Registrant hereby undertakes that:

              (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

              (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, InSite Vision Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on the 30th day of June, 2000.

                                       INSITE VISION INCORPORATED

                                       By    /S/ Kumar Chandrasekaran, Ph.D.
                                             -------------------------------
                                             S. Kumar Chandrasekaran, Ph.D.
                                             Chairman of the Board, President,
                                             Chief Executive Officer and Chief
                                             Financial Officer
                                             (on behalf of the registrant and
                                             as Principal Executive and
                                             Financial Officer)




                 NAME                                        TITLE                       DATE
                 ----                                        -----                       -----
    /s/ S. Kumar Chandrasekaran, Ph.D.         Chairman of the Board, President,     June 30, 2000
------------------------------------------       Chief Executive Officer and
      S. Kumar Chandrasekaran, Ph.D.                Chief Financial Officer


                   *                                        Director                 June 30, 2000
-------------------------------------------
      Mitchell H. Friedlaender, M.D.


                   *                                        Director                 June 30, 2000
-------------------------------------------
            John L. Mattana

                   *                                        Director                 June 30, 2000
-------------------------------------------
              Jon S. Saxe



                 NAME                                         TITLE                       DATE
                 ----                                         -----                       -----

                   *                                        Director                 June 30, 2000
-------------------------------------------
           Anders P. Wiklund


* By: /s/ S. Kumar Chandrasekaran, Ph.D.
     --------------------------------------
       S. Kumar Chandrasekaran, Ph.D.
       Attorney-in-fact